Exhibit 10.2

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MOELIS & COMPANY GROUP LP

a Delaware limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

dated as of April 15, 2014

i

INDEX OF DEFINED TERMS

Act	1
Actions	43
Additional Funds	25
Additional Limited Partner	1
Adjusted Capital Account	2
Adjusted Capital Account Deficit	2
Adjustment Amount	2
Adjustment Factor	2
Affiliate	3
Agreement	4
Annual Income Tax Liability	4
Applicable Employee	4
Applicable Percentage	62
Appraisal	4
Asset	5
Assets	5
Assignee	5
Available Cash	5
Bankruptcy	6
Board of Directors	6
Business Day	6
Bylaws	6
Capital Account	6
Capital Contribution	7
Capital Share	7
Cash Amount	7
Certificate	7
Charter	7
Class A Share	7
Class A Shares Amount	7
Class B Share	8
Code	8
Common Share	8
Consent	8
Consent of the Limited Partners	8
Consent of the Partners	8
Contributed Asset	8
control	3
Controlled Entity	8
Cut-Off Date	9
De Minimis	9
Debt	9
Depreciation	9
Disabling Event	9
Distributed Right	2
Equity Plan	9
ERISA	9
Event of Withdrawal	57
Exchange Act	9
Family Members	10
final adjustment	48
Fiscal Year	10
Formation Date	1
Former Common Holder	10
Funding Debt	10
General Partner	10
General Partner Loan	26
Gross Asset Value	10
Holder	11
Holdings	11
Holdings Common Units	11
Holdings LPA	11
Holdings Partner	11
Holdings Units	11
Incapacitated	12
Incapacity	12
Indemnitee	12
IPO	12
IPO Closing Date	12
IRS	12
Liabilities	43
Limited Partner	12
Liquidating Event	57
Liquidator	57
Lock-Up Partnership Interests	12
Lock-Up Period	12
Losses	66
Majority in Interest of the Limited Partners	14
Majority in Interest of the Partners	14
Moelis Entities	14
Net Income	14
Net Loss	14
New Securities	15
Nonrecourse Deductions	15
Nonrecourse Liability	15
Notice of Redemption	15
Optionee	15
Original Agreement	1
Original Limited Partner	15
Partner	15
Partner Minimum Gain	15
Partner Nonrecourse Debt	16
Partner Nonrecourse Deductions	16
Partnership	16
Partnership Class A Common Unit	16
Partnership Class B Common Unit	16
Partnership Common Unit	16
Partnership Counsel	68

v

Partnership Employee	16
Partnership Equivalent Units	16
Partnership Interest	17
Partnership Junior Unit	17
Partnership Minimum Gain	17
Partnership Preferred Unit	17
Partnership Record Date	17
Partnership Unit	17
Partnership Unit Designation	24
Percentage Interest	17
Permitted Transfer	17
Permitted Transferee	17
Person	18
Predecessor General Partner	1
Preferred Share	18
Profits Interest Units	18
Publicly Traded	18
Qualified Transferee	18
Qualifying Party	18
Redemption	62
Register	24
Registrable Securities	18
Regulations	18
Regulatory Allocations	35
Rights	8
SEC	18
Securities Act	18
Special Limited Partner	1
Special Redemption	62
Specified Redemption Date	18
Subsidiary	19
Substituted Limited Partner	19
Surviving Partnership	55
Suspension Period	65
Target Value	19
Target Value Excess	19
Tax Items	36
Tendered Units	62
Tendering Party	62
Termination Transaction	19
Transaction Consideration	55
Transfer	19
Valuation Date	19
Value	19

AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF MOELIS & COMPANY GROUP LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MOELIS & COMPANY GROUP LP, dated as of April 15, 2014, is entered into by and among MOELIS & COMPANY GROUP GP LLC, a Delaware limited liability company, Moelis & Company, a Delaware corporation (the “Special Limited Partner”), and the Limited Partners (as defined herein).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the State of Delaware on February 11, 2014 (the “Formation Date”);

WHEREAS, Moelis & Company Holdings GP LLC, a Delaware limited liability company (the “Predecessor General Partner”), and the Special Limited Partner entered into an original Agreement of Limited Partnership of the Partnership, dated as of February 11, 2014 (the “Original Agreement”);

WHEREAS, in connection with a series of restructuring transactions effected in connection with the contemplated IPO (as defined herein), on the date hereof Moelis & Company Group GP LLC was admitted to the Partnership as General Partner and the Predecessor General Partner withdrew from the Partnership; and

WHEREAS, Moelis & Company Group GP LLC, the Special Limited Partner and the Original Limited Partners (as defined herein) now desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                                    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)                                     credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner’s Partnership Interest or that such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                  debit to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account.

“Adjustment Amount” has the meaning set forth in the definition of “Net Income” and “Net Loss.”

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i)                                     the Special Limited Partner (a) declares or pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (b) splits or subdivides its outstanding Class A Shares or (c) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of Class A Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii)                                  the Special Limited Partner distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares, at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Class A Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of Class A Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per Class A Share under such Distributed Rights and (2) the denominator of which is the Value of a Class A Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii)                               the Special Limited Partner shall, by dividend or otherwise, distribute to all holders of its Class A Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the Special Limited Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction (a) the numerator of which shall be such Value of a Class A Share on such record date and (b) the denominator of which shall be the Value of a Class A Share as of such record date less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Class A Share.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class or series of Partnership Interests to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Partners holding Partnership Interests of such class or series, or effects any correlative split or reverse split in respect of the Partnership Interests of such class or series. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Moelis & Company Group LP, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Annual Income Tax Liability” means, for each Partner, such Partner’s annual federal, state, and local income tax obligations for the applicable calendar year arising from the allocation to such Partner of taxable income that is earned by the Partnership based on the assumption that such Partner is an individual or, if a greater amount of tax would result, a corporate resident in California or, if a greater amount of tax would result, New York, subject to the maximum federal and applicable state income tax rates. The computation of Annual Income Tax Liability shall not take into account either (i) any allocation of taxable income, gain, deduction, or loss pursuant to Code section 704(c), or (ii) any deductions accruing to any Partner as a result of the recovery of a basis adjustment pursuant to Code section 743.

“Applicable Employee” means:

(a)                                 with respect to Lock-Up Partnership Interests held by an Original Limited Partner on the IPO Closing Date who was employed by a Moelis Entity or its Affiliate on the IPO Closing Date, such Original Limited Partner;

(b)                                 with respect to Lock-Up Partnership Interests held by an Original Limited Partner on the IPO Closing Date as trustee, custodian or nominee for another Person who was employed by a Moelis Entity or its Affiliate on the IPO Closing Date, such other Person;

(c)                                  with respect to Lock-Up Partnership Interests held by an Original Limited Partner on the IPO Closing Date who held, on the day immediately preceding the date of the final prospectus used in connection with the IPO, Holdings Units (other than Holdings Common Units) and who had received such Units, directly or indirectly, in a Transfer from a Person who was a Holdings Partner at the time of such Transfer and who was employed by a Moelis Entity or its Affiliate on the IPO Closing Date, such Holdings Partner; and

(d)                                 with respect to Lock-Up Partnership Interests held by an Original Limited Partner on the IPO Closing Date as trustee, custodian or nominee for another Person who held, on the day immediately preceding the date of the final prospectus used in connection with the IPO, Holdings Units (other than Holdings Common Units) and who had received such Units, directly or indirectly, in a Transfer from a Person who was a Holdings Partner at the time of such Transfer and who was employed by a Moelis Entity or its Affiliate on the IPO Closing Date, such Holdings Partner.

“Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i)                                     the sum, without duplication, of:

(1)                                 the Partnership’s Net Income or Net Loss (as the case may be) for such period,

(2)                                 Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

(3)                                 the amount of any reduction in reserves of the Partnership established by the General Partner (including reductions resulting because the General Partner determines such amounts are no longer necessary),

(4)                                 the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period, and

(5)                                 all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii)                                  less the sum, without duplication, of:

(1)                                 all principal debt payments made during such period by the Partnership,

(2)                                 capital expenditures made by the Partnership during such period,

(3)                                 investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4)                                 all other cash expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued but not paid),

(5)                                 any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

(6)                                 the amount of any increase in reserves (including working capital reserves) established by the General Partner during such period, and

(7)                                 any amount distributed or paid in redemption of any Limited Partner’s Partnership Interest or Partnership Units, including any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the terms “Bankrupt” has a meanings correlative to the foregoing.

“Board of Directors” means the Board of Directors of the Special Limited Partner.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State law or regulation.

“Bylaws” means the bylaws of the Special Limited Partner, as in effect from time to time.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(a)                                 To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(b)                                 From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership (except to the extent already reflected in the amount of such Partner’s Capital Contribution).

(c)                                  In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Partner’s Capital Account of the transferor to the extent that it relates to the Transferred interest.

(d)                                 In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

(e)                                  The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations section 1.704-1(b)(2)(iv), et al, and shall be interpreted and applied in a manner consistent with such Regulations. The General Partner may modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, provided that the General Partner determines that such modification is not reasonably likely to have a material effect on the amounts distributable to any Partner without such Person’s consent. The General Partner also may (i) make any adjustments to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations section 1.704-1(b) or section 1.704-2; provided, however, that the General Partner determines that such changes are not reasonably likely to have a material effect on the amounts distributable to the Partner as current cash distributions or as distributions on termination of the Partnership.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III.

“Capital Share” means a share of any class or series of stock of the Special Limited Partner now or hereafter authorized, other than a Common Share.

“Cash Amount” means an amount of cash equal to the product of (i) the Value of a Class A Share and (ii) the Class A Shares Amount determined as of the applicable Valuation Date.

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Charter” means the certificate of incorporation of the Special Limited Partner, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Share” means a share of Class A common stock of the Special Limited Partner, $0.01 par value per share.

“Class A Shares Amount” means a number of Class A Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Special Limited Partner issues to all holders of Class A Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Special Limited Partner’s stockholders to subscribe for or purchase Class A Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Class A Shares Amount shall also include such Rights that a holder of that number of Class A Shares would be entitled to receive, expressed, where relevant hereunder, as a number of Class A Shares determined by the General Partner.

“Class B Share” means a share of Class B common stock of the Special Limited Partner, $0.01 par value per share.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Share” means a Class A or a Class B Share (and shall not include any additional series or class of the Special Limited Partner’s common stock created after the date of this Agreement).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article XIII.

“Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

“Consent of the Partners” means the Consent of a Majority in Interest of the Partners, which Consent shall be obtained before the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by Partners in their discretion.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code section 708).

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner and in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Cut-Off Date” means the fifth (5th) Business Day after the General Partner’s receipt of a Notice of Redemption.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the General Partner.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership, the General Partner or the Special Limited Partner for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.5.

“Former Common Holder” means each Person who on the day immediately preceding the date of the final prospectus used in connection with the IPO was a “Common Partner” (as defined in the Holdings LPA in effect on such day).

“Funding Debt” means any Debt incurred by or on behalf of the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

“General Partner” means Moelis & Company Group GP LLC and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a partner and a general partner of the Partnership.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)                                     The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner using such reasonable method of valuation as it may adopt.

(ii)                                  The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below shall be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), if and as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(1)                                 the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(2)                                 the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3)                                 the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g) (other than a liquidation caused by a termination of the Partnership pursuant to Code section 708(b)(1)(B));

(4)                                 upon the admission of a successor General Partner pursuant to Section 11.1;

(5)                                 the grant of any Profits Interest Units pursuant to Section 3.2(d); and

(6)                                 at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2.

(iii)                               The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner using such reasonable method of valuation as it may adopt.

(iv)                              The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v)                                 If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

“Holdings” means the Moelis & Company Holdings LP, a Delaware limited partnership.

“Holdings Common Units” means “Common Units” (as defined in the Holdings LPA).

“Holdings LPA” means the Limited Partnership Agreement of Holdings.

“Holdings Partner” means a “Partner” (as defined in the Holdings LPA).

“Holdings Units” means “Units” (as defined in the Holdings LPA).

“Incapacity” or “Incapacitated” means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means each General Partner, the Special Limited Partner and all officers and directors of any of the foregoing.

“IPO” means the issuance of Class A Shares pursuant to the initial public offering of Class A Shares.

“IPO Closing Date” means the date of the IPO.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means the Special Limited Partner and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

“Lock-Up Partnership Interests” mean Partnership Interests held by an Original Limited Partner on the IPO Closing Date. For the avoidance of doubt, “Lock-Up Partnership Interests” shall include any Partnership Interests held by a Person who on the day immediately preceding the date of the final prospectus used in connection with the IPO held “Management Units” (as defined in the Holdings LPA), including any former employee of Holdings or any of its Affiliates.

“Lock-Up Period” means:

(a)                                 as to Lock-Up Partnership Interests outstanding as of the close of business on the IPO Closing Date other than any Lock-Up Partnership Interests held by a Former Common Holder, the period commencing on the date of this Agreement and continuing through:

(i)                                     the fourth (4th) anniversary of the IPO Closing Date, with respect to one-third of such Lock-Up Partnership Interests;

(ii)                                  the fifth (5th) anniversary of the IPO Closing Date, with respect to one-third of such Lock-Up Partnership Interests; and

(iii)                               the sixth (6th) anniversary of the IPO Closing Date, with respect to any remaining Lock-Up Partnership Interests,

provided, that:

(1)                                 if, prior to the fourth (4th) anniversary of the IPO Closing Date, (1) the Applicable Employee with respect to any Lock-Up Partnership Interest has given notice of termination of, or has otherwise terminated, his or her termination of employment without “Good Reason” (as defined in such Applicable Employee’s vesting agreement relating to his or her equity interests in Holdings or one of its Affiliates) or (2) the applicable employing Moelis Entity and/or Affiliate has given notice of termination of, or has otherwise terminated, the Applicable Employee’s employment with “Cause” (as defined in such Applicable Employee’s vesting agreement relating to its equity interests in Holdings or one of its Affiliates) (in each case including such terminations that occurred in the period prior to the date of this Agreement), in each case the General Partner may, in its sole and absolute discretion, extend the Lock-Up Period with respect to such Lock-Up Partnership Interest for a period ending no later than the tenth (10th) anniversary of the IPO Closing Date; and

(2)                                 if the Applicable Employee with respect to any Lock-Up Partnership Interest dies or his or her applicable employing Moelis Entity or Affiliate terminates his or her employment as a result of his or her “Disability” (as defined in such Applicable Employee’s vesting agreement relating to his or her equity interests in Holdings or one of its Affiliates), the Lock-Up Period shall automatically end with respect to such Lock-Up Partnership Interest, provided, further, that this clause (a) shall only apply to Lock-Up Partnership Interests to the extent such Lock-Up Partnership Interests were issued in respect of equity or other similar interests in Holdings or any of its Affiliates that were issued to (or at the direction of) a Person when such Person was employed by a Moelis Entity or its Affiliate with the title of “Managing Director”; and

(b)                                 as to Lock-Up Partnership Interests outstanding as of the close of business on the IPO Closing Date and not the subject to clause (a) of this definition (including any Lock-Up Partnership Interests held by a Former Common Holder), the period commencing on the date of this Agreement and continuing through:

(i)                                     the date one hundred eighty (180) days after the date of the final prospectus used in connection with the IPO, with respect to one-half of such Lock-Up Partnership Interests; and

(ii)                                  the one (1) year anniversary of the IPO Closing Date, with respect to any remaining Lock-Up Partnership Interests.

“Majority in Interest of the Limited Partners” means Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to such matter.

“Majority in Interest of the Partners” means Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) entitled to vote on or consent to such matter.

“Moelis Entities” means and includes each of the Partnership, the General Partner, the Special Limited Partner and their respective Controlled Entities.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)                                     Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii)                                  Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as a Code section 705(a)(2)(B) expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)                               In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss (the amount of any such gain or loss, the “Adjustment Amount”);

(iv)                              Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)                                 In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)                              To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)                           Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, Common Shares or Preferred Shares, excluding Preferred Shares and grants under the Equity Plans, or (ii) any Debt issued by the Special Limited Partner that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B attached hereto.

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Limited Partner” means any Person that is a Limited Partner as of the close of business on the date of the closing of the IPO, and does not include any Assignee or other transferee, including any Substituted Limited Partner succeeding to all or any part of the Partnership Interest of any such Person.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” means Moelis & Company Group LP, the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Class A Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 3.1 and 3.2, but does not include any Partnership Class B Common Unit, Partnership Junior Unit, Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Class A Common Unit.

“Partnership Class B Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 3.1 and 3.2, but does not include any Partnership Class A Common Unit, Partnership Junior Unit, Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Class B Common Unit.

“Partnership Common Unit” means a Partnership Class A Common Unit or Partnership Class B Common Unit.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Equivalent Units” means, with respect to any class or series of Capital Shares, Partnership Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Common Shares and the other classes and series of Capital Shares as such Partnership Equivalent Units would have as to Partnership Common Units and the other classes and series of Partnership Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Partnership. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Partnership Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, with respect to redemption rights, the terms of Partnership Equivalent Units must be such so that the Partnership complies with Section 3.7.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

“Partnership Junior Unit” means a fractional share of the Partnership Interests of a particular class or series that the General Partner has authorized pursuant to Section 3.2 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are inferior or junior to the Partnership Common Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Partnership Preferred Unit” means a fractional share of the Partnership Interests of a particular class or series that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3 that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) generally be the same as the record date established by the Special Limited Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a Partnership Common Unit, a Partnership Preferred Unit, a Partnership Junior Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Partnership Common Units.

“Permitted Transfer” means a Transfer by a Limited Partner of all or part of its Partnership Interest to any Family Member, Controlled Entity or Affiliate of such Partner.

“Permitted Transferee” means any Family Member, Controlled Entity or Affiliate of a Limited Partner.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Preferred Share” means a share of stock of the Special Limited Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Shares.

“Profits Interest Units” has the meaning set forth in Section 3.2(d).

“Publicly Traded” means having common equity securities listed or admitted to trading on any United States national securities exchange.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Limited Partner, (b) an Additional Limited Partner, or (c) an Assignee who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer, or (d) a Person, who is the transferee of a Limited Partner’s Partnership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the General Partner or the Special Limited Partner.

“Registrable Securities” means the Class A Shares; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement; or (ii) such securities are transferred under circumstances in which any legend borne by the certificates for such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Special Limited Partner; or (iii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act; or (iv) such securities may be sold to the public in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act by a Person that is not an “affiliate” (as defined in Rule 144) of the Special Limited Partner where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d) of Rule 144 so long as such holding period requirement is satisfied at such time of determination).

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Specified Redemption Date” means the tenth (10th) Business Day after the receipt by the General Partner of a Notice of Redemption; provided, however, that no Specified Redemption

Date with respect to any Partnership Common Units shall occur during the Lock-Up Period, if any, applicable to such Partnership Common Units (except pursuant to a Special Redemption).

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Target Value” means, with respect to any Profits Interest Unit, the value specified by the General Partner at the time of the issuance of such Profits Interest Unit.

“Target Value Excess” means, with respect to any Profits Interest Unit received by a Limited Partner, the excess of the Target Value of such Profits Interest Unit over the Capital Contributions, if any, made by the Limited Partner in respect of such Profits Interest Unit.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Special Limited Partner’s Partnership Interest or its interest in the General Partner in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Special Limited Partner or the General Partner, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Special Limited Partner not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Special Limited Partner or the General Partner, or (e) a direct or indirect Transfer of all or any portion of the Special Limited Partner’s Partnership Interest or its interest in the General Partner, other than a Transfer effected in accordance with Section 10.2(b).

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X and Section 12.7, “Transfer” does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of Tendered Units by the Special Limited Partner, pursuant to Section 7.3 or Section 14.1 or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption pursuant to Section 14.1, or such other date as specified herein, or, if such date is not a Business Day, the immediately preceding Business Day.

“Value” means, on any Valuation Date with respect to a Class A Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Equity Plan shall be substituted for such average of daily market prices for purposes of Section 3.4). The term “Market Price” on any date means, with respect to any class or series of outstanding Class A Shares, the last sale price for such Class A Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Class A Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Class A Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Class A Shares are listed or admitted to trading or, if such Class A Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Class A Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Class A Shares selected by the General Partner or, in the event that no trading price is available for such Class A Shares, the fair market value of the Class A Shares, as determined in good faith by the General Partner. In the event that the Class A Shares Amount includes Rights (as defined in the definition of “Class A Shares Amount”) that a holder of Class A Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

Section 1.2                                    Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)                       the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)                       defined terms include the plural as well as the singular and vice versa;

(c)                        words importing gender include all genders;

(d)                       a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e)                        any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)                         references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g)                        the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)                       unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1                                    Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any employee of Skadden, Arps, Slate, Meagher & Flom LLP and any other person who executed and filed or who executes and files, after the date hereof, the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 2.2                                    Name. The name of the Partnership is “Moelis & Company Group LP.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable law.

Section 2.3                                    Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 399 Park Avenue, 5th Floor, New York, New York 10022, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership’s registered agent for service of process at such address is Corporation Service Company.

Section 2.5                                    Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6                                    No Concerted Action. Each Partner hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.

Section 2.7                                    Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable law (including the Act).

Section 2.8                                    Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9                                    Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.10                             Representations and Warranties by the Partners.

(a)                       Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b)                       Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c)                        Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment.

(d)                       The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(e)                        Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)                         Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1                                    Capital Contributions of the Partners. The Original Limited Partners have heretofore made Capital Contributions to the Partnership. Except as provided by law or in Section 3.2, 3.3 or 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

Section 3.2                                    Issuances of Additional Partnership Interests. Subject to the rights of any Holder set forth in a Partnership Unit Designation:

(a)                       General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner and the Special Limited Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Partnership Interests) as shall be determined by the General Partner, without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”). Without limiting the generality of the foregoing, the General Partner shall have authority to specify the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests. Except to the extent specifically set forth in any Partnership Unit Designation, a Partnership Interest of any class or series other than a Partnership Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b)                       Issuances to the General Partner or Special Limited Partner. No additional Partnership Units shall be issued to the General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners holding Partnership Common Units in proportion to their respective Percentage Interests in the Partnership Common Units, (ii) (a) the additional Partnership Units are (x) Partnership Class A Common Units issued in connection with an issuance of Class A Shares, (y) Partnership Class B Common Units issued in connection with an issuance of Class B Shares or (z) Partnership Equivalent Units (other than Partnership Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Special Limited Partner (other than Common Shares), and (b) the General Partner or the Special Limited Partner (as the case may be) contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such Common Shares, Preferred Shares, New Securities or other interests in the Special Limited Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Article III.

(c)                        No Preemptive Rights. Except as expressly provided in this Agreement or in any Partnership Unit Designation, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

(d)                       Profits Interest Units. The General Partner may issue Class A Common Units to a Limited Partner with a Target Value per Class A Common Unit in excess of the Capital Contributions made by such Limited Partner with respect to such Class A Common Units (any such Class A Common Units, “Profits Interest Units”).

Section 3.3                                    Additional Funds and Capital Contributions.

(a)                       General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b)                       Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 3.2 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c)                        Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(d), the General Partner or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(d)                       General Partner and Special Limited Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the General Partner and/or the Special Limited Partner (each, a “General Partner Loan”) if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner or the Special Limited Partner, as applicable, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(e)                        Issuance of Securities by the Special Limited Partner. The Special Limited Partner shall not issue any additional Common Shares, Preferred Shares or New Securities unless the Special Limited Partner contributes the cash proceeds or other consideration received from the issuance of such additional Common Shares, Preferred Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional New Securities to the Partnership in exchange for (x) in the case of an issuance of Class A Shares, Partnership Class A Common Units, (y) in the case of an issuance of Class B Shares, Partnership Class B Common Units or (z) in the case of an issuance of Preferred Shares or New Securities, Partnership Equivalent Units; provided, however, that notwithstanding the foregoing, the Special Limited Partner may issue Common Shares, Preferred Shares or New Securities (a) pursuant to Section 3.4 or Section 14.1(b), (b) pursuant to a dividend or distribution (including any stock split) of Common Shares, Preferred Shares or New Securities to all of the holders of Common Shares, Preferred Shares or New Securities (as the case may be), (c) upon a conversion of Class B Shares, (d) upon a conversion, redemption or exchange of Preferred Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of Partnership Units or a property or other asset to be owned, directly or indirectly, by the Special Limited Partner. In the event of any issuance of additional Common Shares, Preferred Shares or New Securities by the Special Limited Partner, and the contribution to the Partnership, by the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, the Partnership shall pay the Special Limited Partner’s expenses associated with such issuance, including any underwriting discounts or commissions. In the event that the Special Limited Partner issues any additional Common Shares, Capital Shares or New Securities and contributes the cash proceeds or other consideration received from the issuance thereof to the Partnership, the Partnership is authorized to issue a number of Partnership Common Units or Partnership Equivalent Units to the Special Limited Partner equal to the number of Common Shares, Capital Shares or New Securities so issued, divided by the Adjustment Factor then in effect, in accordance with this Section 3.3(e) without any further act, approval or vote of any Partner or any other Persons.

Section 3.4                                    Equity Plans.

(a)                       Stock Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Partnership Employee is duly exercised, the following events will be deemed to have occurred:

(i)             The Special Limited Partner, shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the Special Limited Partner by such exercising party in connection with the exercise of such stock option.

(ii)          Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.4(a)(i), the Special Limited Partner shall be deemed to have contributed to the Partnership as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise multiplied by the number of Class A Shares then being issued in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Partnership shall issue a number of Partnership Class A Common Units to the Special Limited Partner equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

(b)                       Stock Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Partnership Employee is duly exercised, the following events will be deemed to have occurred:

(i)             The Special Limited Partner shall sell to the Partnership, and the Partnership shall purchase from the Special Limited Partner, the number of Class A Shares as to which such stock option is being exercised. The purchase price per Class A Share for such sale of Class A Shares to the Partnership shall be the Value of a Class A Share as of the date of exercise of such stock option.

(ii)          The Partnership shall sell to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall sell to such Partnership Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share at the time of the exercise, the number of Class A Shares equal to (a) the exercise price paid to the Special Limited Partner by the exercising party in connection with the exercise of such stock option divided by (b) the Value of a Class A Share at the time of such exercise.

(iii)       The Partnership shall transfer to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall transfer to such Partnership Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of

Class A Shares described in Section 3.4(b)(i) less the number of Class A Shares described in Section 3.4(b)(ii).

(iv)      The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Special Limited Partner in connection with the exercise of such stock option. In exchange for such Capital Contribution, the Partnership shall issue a number of Partnership Class A Common Units to the Special Limited Partner equal to the quotient of (a) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (b) the Adjustment Factor then in effect.

(c)                        Other Class A Shares Issued to Partnership Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Partnership Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Partnership or a Partnership Subsidiary:

(i)             The Special Limited Partner shall issue such number of Class A Shares as are to be issued to the Partnership Employee in accordance with the Equity Plan;

(ii)          The following events will be deemed to have occurred: (a) the Special Limited Partner shall be deemed to have sold such shares to the Partnership (or if the Partnership Employee is an employee or other service provider of a Partnership Subsidiary, to such Partnership Subsidiary) for a purchase price equal to the Value of such shares, (b) the Partnership (or such Partnership Subsidiary) shall be deemed to have delivered the shares to the Partnership Employee, (c) the Special Limited Partner shall be deemed to have contributed the purchase price to the Partnership as a Capital Contribution, and (d) in the case where the Partnership Employee is an employee of a Partnership Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Partnership Subsidiary; and

(iii)       The Partnership shall issue to the Special Limited Partner a number of Partnership Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect in consideration for a deemed Capital Contribution in an amount equal to (x) the number of newly issued Partnership Class A Common Units, multiplied by (y) a fraction the numerator of which is the Value of a Class A Share, and the denominator of which is the Adjustment Factor then in effect.

(d)                       Other Class A Shares Issued to Persons other than Partnership Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Partnership Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Special Limited Partner, the General Partner, the Partnership or a Partnership Subsidiary:

(i)             The Special Limited Partner shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan; and

(ii)          The Special Limited Partner shall be deemed to have contributed the Value of such Class A Shares to the Partnership as a Capital Contribution, and the Partnership shall issue to the Special Limited Partner a number of newly issued Partnership Class A Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

(e)                        Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees or directors of or other service providers to the General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner or the Special Limited Partner, amendments to this Section 3.4 may become necessary or advisable and that any approval or Consent to any such amendments shall be deemed granted by each Partner.

(f)                         Issuance of Partnership Common Units. The Partnership is expressly authorized to issue Partnership Common Units in the numbers specified in this Section 3.4 without any further act, approval or vote of any Partner or any other Persons.

Section 3.5                                    Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received by the Special Limited Partner in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Special Limited Partner to effect open market purchases of Class A Shares, or (b) if the Special Limited Partner elects instead to issue new Class A Shares with respect to such amounts, shall be contributed by the Special Limited Partner to the Partnership in exchange for additional Partnership Common Units. Upon such contribution, the Partnership will issue to the Special Limited Partner a number of Partnership Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

Section 3.6                                    No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.7                                    Conversion or Redemption of Preferred Shares and Common Shares.

(a)                       Conversion of Preferred Shares. If, at any time, any Preferred Shares are converted or exchanged into Common Shares, in whole or in part, then an equal number of Partnership Equivalent Units held by the Special Limited Partner that correspond to the class or series of Preferred Shares so converted or exchanged shall automatically be converted or exchanged into a number of Partnership Common Units equal to the quotient of (i) the number of Common Shares issued upon such conversion or exchange divided by (ii) the Adjustment Factor then in effect.

(b)                       Redemption of Preferred Shares. If, at any time, any Preferred Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Special Limited Partner for cash, then, immediately prior to such redemption, repurchase or acquisition of Preferred Shares, the Partnership shall purchase an equal number of Partnership Equivalent Units held by the Special Limited Partner that correspond to the class or series of Preferred Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Partnership Equivalent Unit, as such Preferred Shares are redeemed, repurchased or acquired.

(c)                        Redemption, Repurchase or Forfeiture of Common Shares. If, at any time, any Common Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by the Special Limited Partner, then, immediately prior to such redemption, repurchase or acquisition of Common Shares, the Partnership shall redeem a number of Partnership Common Units held by the Special Limited Partner equal to the quotient of (i) the number of Common Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Partnership Common Unit (after giving effect to application of the Adjustment Factor) as such Common Shares are redeemed, repurchased or acquired.

(d)                       Conversion of Class B Shares. If, at any time, any Class B Shares are converted into Class A Shares, in whole or in part, then an equal percentage of the then outstanding Partnership Class B Common Units, or fractions thereof, shall automatically be converted into a number of Partnership Class A Common Units equal to the quotient of (i) the number of Class A Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect.

Section 3.8                                    Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash and such Partner had contributed the cash to the capital of the Partnership in accordance with the principles promulgated in proposed Regulations section 1.704-1. In addition, with the consent of the General Partner, one or more Partners (including the Special Limited Partner) may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.

ARTICLE IV

DISTRIBUTIONS

Section 4.1                                    Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation that provides for a class or series of Partnership Preferred Units with a preference with respect to the payment of distributions, the General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may determine, of the Available Cash generated by the Partnership during such quarter to the Holders of Partnership Common Units in accordance with their respective Percentage Interests of Partnership Common Units on such Partnership Record Date. Subject to the terms of any Partnership Unit Designation, distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made (other than any Partnership Units issued to the Special Limited Partner in connection with the issuance of Common Shares or Capital Shares by the Special Limited Partner) shall be prorated based on the portion of the period that such Partnership Units were outstanding. Notwithstanding the foregoing, the General Partner, in its sole and absolute discretion, may cause the Partnership to distribute Available Cash, or such portion as the General Partner may determine, to the Holders on a more or less frequent basis than quarterly.

Section 4.2                                    Tax Distributions. Notwithstanding any provision in this Agreement to the contrary, for each Partnership Year, the Partnership shall use commercially reasonable efforts to make a distribution or distributions to the Partners of such amounts as may be necessary to allow the Partners to pay their Annual Income Tax Liability with respect to the calendar year. All distributions made to Partners pursuant to this Section 4.2 shall be treated as advance distributions and shall be taken into account in determining the amount subsequently distributable to Partners under Section 4.1. For the avoidance of doubt, all distributions made pursuant to this Section 4.2 shall be made on a pro rata basis in accordance with Percentage Interests.

Section 4.3                                    Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles IV, V and IX.

Section 4.4                                    Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 9.4 with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 4.1 for all purposes under this Agreement.

Section 4.5                                    Distributions upon Liquidation. Notwithstanding the other provisions of this Article IV, upon the occurrence of a Liquidating Event, the assets of the Partnership shall be distributed to the Holders in accordance with Section 12.3.

Section 4.6                                    Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, subject to the rights of any Holder set forth in a Partnership Unit Designation, the General Partner is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions to certain classes of Partnership Units.

Section 4.7                                    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

ARTICLE V

ALLOCATIONS

Section 5.1                                    Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year as of the end of each such year. Except as otherwise provided in this Article V, and subject to Section 10.6(c), an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 5.2                                    General Allocations. Subject to Section 10.6(c), Net Income and Net Loss shall be allocated to each of the Holders as follows:

(a)                       Adjustment Amounts, if any, will be allocated among the Partners in a manner and in such amounts as determined in the General Partner’s sole discretion, and, if no contrary determination is made in a manner that will cause the Capital Accounts of the Partners (including Holders of Profits Interest Units) to be in accordance with their respective Percentage Interests;

(b)                       remaining Net Income will be allocated to Holders of Partnership Preferred Units in accordance with and subject to the terms of the Partnership Unit Designation applicable to such Partnership Preferred Units;

(c)                        remaining Net Income will be allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests at the end of each Fiscal Year;

(d)                       subject to the terms of any Partnership Unit Designation, Net Loss will be allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests at the end of each Fiscal Year; and

(e)                        for purposes of this Section 5.2, the Percentage Interests of the Holders of Partnership Common Units shall be calculated based on a denominator equal to the aggregate Partnership Common Units outstanding as of the date of determination.

Section 5.3                                    Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:

(a)                       Special Allocations Regarding Partnership Preferred Units. If any Partnership Preferred Units are redeemed pursuant to Section 3.7(b) (treating a full liquidation of the General Partner’s Partnership Interest or of such Special Limited Partner’s Partnership Interest for purposes of this Section 5.3(a) as including a redemption of any then outstanding

Partnership Preferred Units pursuant to Section 3.7(b)), for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the Redemption Amounts paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the General Partner shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the Redemption Amount paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed).

(b)                       Regulatory Allocations.

(i)                         Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 5.2, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                      Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 5.3(b)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 5.3(b)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii)                   Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv)                  Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.3(b)(iv) were not in the Agreement. It is intended that this Section 5.3(b)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)                     Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest (including, the Holder’s interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2 (g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.3(b)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this Section 5.3(b)(v) and Section 5.3(b)(iv) were not in the Agreement.

(vi)                  Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Partnership Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Partnership Units, as determined by the General Partner, subject to the limitations of this Section 5.3(b)(vi).

(vii)               Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Partnership Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)            Curative Allocations. The allocations set forth in Sections 5.3(b)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(c)                        Special Allocations Upon Liquidation. Notwithstanding any provision in this Article V to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article XII, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated for such Fiscal Year or a later Fiscal Year (and to the extent permitted by Code section 761(c), for the immediately preceding Fiscal Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 12.3(a)(iii) to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article IV.

(d)                       Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Partnership Common Units.

Section 5.4                                    Tax Allocations.

(a)                       In General. Except as otherwise provided in this Section 5.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain,

loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.2 and 5.3.

(b)                       Section 704(c) Allocations. Notwithstanding Section 5.4(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations section 1.704-3(b) or under any method approved under Code section 704(c) and the applicable Regulations as chosen by the General Partner. In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code section 704(c) and the applicable Regulations and using the method chosen by the General Partner. Notwithstanding anything to the contrary in this Agreement, if the Partnership issues any noncompensatory options as defined in Regulations section 1.721-2 and a Partner receives an interest in the Partnership pursuant to the exercise of such an option, the Partnership shall make such allocations and adjustments to the Partners’ Capital Accounts as are required to comply with Regulations section 1.704-1.

ARTICLE VI

OPERATIONS

Section 6.1                                    Management.

(a)                       The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. Notwithstanding any provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform any document without any vote or consent of any other Person. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not be removed by the Partners, with or without cause, except with the consent of the Special Limited Partner.

(b)                       The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: the amount of assets at any time available for distribution or the redemption of Partnership Common Units or Partnership Preferred Units; the amount and timing of any distribution; any determination to redeem Tendered Units; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

(c)                        The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d)                       Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Partner other than the General Partner shall (a) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (b) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (vii) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (viii) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

(e)                        Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f)                         It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the Moelis Entities. Subject to the foregoing and any additional limitations contained in any constituent agreement(s) of any other Moelis Entity, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g)                        Subject to the rights of any Holder set forth in a Partnership Unit Designation and Section 6.1(h), the General Partner shall have the power, without the Consent of the Partners or the consent or approval of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)             to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)          to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii)       to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)      to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v)         to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.6 or as contemplated by the Code or the Regulations);

(vi)      to reflect the issuance of additional Partnership Interests in accordance with Article III;

(vii)                                                   to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III;

(viii)                                                if the Partnership is the Surviving Partnership in any Termination Transaction, to modify Section 14.1 or any related definitions to provide the holders of interests in such Surviving Partnership rights that are consistent with Section 10.7(b)(v); and

(ix)      to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the Special Limited Partner and which does not violate Section 6.1(h).

(h)                       Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner, if any, adversely affected thereby, if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Sections 11.1 or 12.2(c) of this Agreement), (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership, (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2, 4.6 and 6.1(g)), (iv) alter or modify in a manner that adversely affects any Partner the Redemption rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions (except for amendments to this Agreement or other actions that provide rights consistent with Section 10.7(b)(v)), (v) would convert the Partnership into a corporation (other than in connection with a Termination Transaction) or (vi) amend this Section 6.1(h); provided, however, that, with respect to clauses (iii), (iv), (v) and (vi), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners of such class or series. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 6.1 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 6.2                                    Compensation and Reimbursement.

(a)                       The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided herein (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

(b)                       Subject to Section 6.2(c), the Partnership shall be liable for, and shall reimburse the General Partner and the Special Limited Partner, as applicable, on a monthly basis, or such other basis as the General Partner may determine, for all sums expended in connection with the Partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees of the Special Limited Partner, the General Partner or the Partnership, including payments under future compensation plans of the Special Limited Partner, the General Partner or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the Special Limited Partner, the General Partner or the Partnership will receive payments based upon dividends on or the value of Class A Shares, (iii) director fees and expenses, (iv) all costs and expenses of the Special Limited Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders, (v) all organizational and operational expenses reasonably incurred by Moelis & Company Partner Holdings LP, a Delaware limited partnership, or its general partner (in such capacity), including all payments, advances and other expenses in connection with any indemnity or similar obligation of Moelis & Company Partner Holdings LP and (vi) all organizational and operational expenses reasonably incurred by Moelis Non-US Employee Holdings LP, a Delaware limited partnership, or its general partner (in such capacity), including all payments, advances and other expenses in connection with any indemnity of similar obligation of Moelis Non-US Employee Holdings LP, and relating to the Class A Shares held by the Moelis Non-US Employee Holdings LP; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner or the Special Limited Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 6.3. Such reimbursements shall be in addition to any reimbursement of the General Partner and the Special Limited Partner as a result of indemnification pursuant to Section 6.6.

(c)                        To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and reimbursements to the General Partner, the Special Limited Partner or any of their respective Affiliates by the Partnership pursuant to this Section 6.2 shall be treated as “guaranteed payments” within the meaning of Code section 707(c) (unless otherwise required by the Code and the Regulations).

Section 6.3                                    Outside Activities.

(a)                       Neither the General Partner nor the Special Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with, (a) with respect to the General Partner, the ownership, acquisition and disposition of Partnership Interests, (b) with respect to the General Partner, the management of the business of the Partnership, (c) with respect to the Special Limited Partner, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) with respect to the Special Limited Partner, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership or its assets or activities, and (f) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. The

General Partner and any Affiliates of the General Partner may acquire Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Partnership Interests.

(b)                       Subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner or the Special Limited Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 6.4                                    Transactions with Affiliates.

(a)                       The Partnership may lend or contribute funds or other assets to the Special Limited Partner and its Subsidiaries or other Persons in which the Special Limited Partner has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner. The foregoing authority shall not create any right or benefit in favor of any Partner or any other Person. It is expressly acknowledged and agreed by each Partner that the Special Limited Partner may (i) borrow funds from the Partnership in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Special Limited Partner, (ii) put to the Partnership, for cash, any rights, options, warrants or convertible or exchangeable securities that the Special Limited Partner may desire or be required to purchase or redeem or (iii) borrow funds from the Partnership to acquire assets that will be contributed to the Partnership for Partnership Units.

(b)                       Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c)                        The General Partner, the Special Limited Partner and their respective Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner.

(d)                       The General Partner or the Special Limited Partner may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, the Special Limited Partner, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Special Limited Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5                                    Liability of Partners.

(a)                       Neither the General Partner or the Special Limited Partner nor officers and directors of either of the foregoing shall be liable to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Person or such other Person if the act or failure to act of such Person or such other Person was in good faith, within the scope of such Person’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership.

(b)                       The General Partner, the Special Limited Partner and all officers and directors of either of the foregoing shall at all times act in a manner that is consistent with its implied contractual covenant of good faith and fair dealing. So long as the General Partner, the Special Limited Partner or such officer or director, as applicable, acts in a manner consistent with the implied contractual covenant of good faith and fair dealing and with the express provisions of this Agreement, such Person shall not be in breach of any duties (including fiduciary duties) in respect of the Partnership and/or any Partner otherwise applicable at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner, the Special Limited Partner or any officers or directors of either of the foregoing is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c)                        The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors (including a financial advisory Affiliates of the General Partner, the Partnership or the Special Limited Partner) will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 6.6            Indemnification.

(a)        The Partnership shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the fact that such Indemnitee is or was the General Partner, the Special Limited Partner or an officer or director of either of the foregoing if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6) and (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i), (ii), (iii) or (iv) above. Notwithstanding the foregoing, an Indemnitee shall look to the applicable Moelis Entity first in respect of any indemnification claim hereunder (or any advances sought in connection therewith).

(b)        Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(c)        Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied out of any Partnership assets (including any amounts otherwise currently or subsequently distributable to any Partner(s)).

(d)        The provisions of this Section 6.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e)        The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f)        To the fullest extent permitted by applicable law, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the

Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g)        To the fullest extent permitted by applicable law, any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership, the General Partner or the Special Limited Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 6.6.

(h)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i)         The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)         It is the intent of the parties that any amounts paid by the Partnership to the General Partner pursuant to this Section 6.6 shall be treated as “guaranteed payments” within the meaning of Code section 707(c).

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1            Return of Capital. Except pursuant to the rights of Redemption set forth in Section 14.1 or in any Partnership Unit Designation, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement or in any Partnership Unit Designation, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2            Rights of Limited Partners Relating to the Partnership.

(a)        In addition to other rights provided by this Agreement or by the Act, the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of the Special Limited Partner as soon as practicable after such mailing.

(b)        The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

(c)        Notwithstanding any other provision of this Section 7.2, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Special Limited Partner or (ii) the Partnership or the General Partner is required by law or by agreement to keep confidential.

Section 7.3            Partnership Right to Call Partnership Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner and its Subsidiaries) are less than five percent (5%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Partnership Common Units (other than Partnership Common Units held by the General Partner or the Special Limited Partner and its Subsidiaries) by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 14.1 for the amount of Partnership Common Units to be specified by the General Partner by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 7.3. Such notice given by the General Partner to a Limited Partner pursuant to this Section 7.3 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 7.3, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 14.1(d)(i) and 14.1(d)(ii) shall not apply, but the remainder of Section 14.1 shall apply, mutatis mutandis.

Section 7.4            Drag-Along Rights.

(a)        If at any time the Special Limited Partner and/or its Affiliates desire to Transfer in one or more transactions all or any portion of its and/or their Partnership Interests (or any beneficial interest therein) in an arm’s-length transaction to a bona fide third party that is not an Affiliate of the Special Limited Partner (an “Applicable Sale”), the Special Limited Partner can require each other Partner and Assignee to sell the same ratable share of its Partnership Interests as is being sold by the Special Limited Partner and such Affiliates (based upon the total Partnership Interests held by the Special Limited Partner and its Affiliates at such time) on the same terms and conditions (“Drag-Along Right”). The Special Limited Partner may in its sole discretion elect to cause the General Partner and/or the Partnership to structure the Applicable Sale as a merger or consolidation or as a sale of the Partnership’s assets. If such Applicable Sale is structured (i) as a merger or consolidation, then no Limited Partner or Assignee shall have any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) as a sale of assets, then no Limited Partner may object to any subsequent liquidation or other distribution of the proceeds therefrom. Each Limited Partner and Assignee agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Special Limited Partner of its Drag-Along Right pursuant to this Section 7.4, each Limited Partner and Assignee shall take all reasonably necessary and desirable actions approved by the Special Limited Partner in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Limited Partners and Assignees shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities or covenants than the Special Limited Partner or its Affiliates, (B) such Limited Partners and Assignees shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Partnership or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Partnership or all of its Partners, (C) such Limited Partners and Assignees shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Partnership and the Limited Partners as sellers in respect of such Applicable Sale, and (D) any indemnities or other liabilities approved by the Special Limited Partner or the General Partner shall be limited, in respect of each Limited Partner, to such Limited Partner’s share of the proceeds from the Applicable Sale.

(b)        At least five (5) Business Days before consummation of an Applicable Sale, the Special Limited Partner shall (i) provide the Limited Partners and Assignees written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and (C) notification of whether or not the Special Limited Partner has elected to exercise its Drag-Along Right and (ii) promptly notify the Limited Partners and Assignees of all proposed changes to such material terms and keep the Limited Partners and Assignees reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Limited Partners and Assignees copies of all final material agreements relating thereto not already provided in according with this Section 7.4(b) or otherwise. The Special Limited Partner shall provide the Limited Partners and Assignees written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1            Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United

States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a)        a current list of the full name and the last known street address of each Partner;

(b)        a copy of the Certificate and this Agreement and all amendments thereto; and

(c)        copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2            Inspection. Subject to Section 15.13 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) the books and records of the Partnership at all reasonable business hours upon reasonable prior notice.

ARTICLE IX

TAX MATTERS

Section 9.1            Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within one hundred and eighty (180) days of the close of each taxable year, the tax information reasonably required by Limited Partners and for federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Assets, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 9.2            Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code section 754 for the Partnership for its first Fiscal Year and shall maintain and keep such election in effect at all times. Except as otherwise provided herein, the General Partner shall determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code section 754. The General Partner shall have the right to seek to revoke any such election (including any election under Code section 754).

Section 9.3            Tax Matters Partner.

(a)        The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 6.2. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder. At the request of any Limited Partner, the General Partner agrees to inform such Limited Partner regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the General Partner shall have the exclusive power to determine whether to file, and the content of, such returns.

(b)        The tax matters partner is authorized, but not required:

(i)    to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner (as the case may be) or (ii) who is a “notice partner” (as defined in Code section 6231) or a member of a “notice group” (as defined in Code section 6223(b)(2));

(ii)   in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(iii)  to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(iv)  to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)   to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(vi)  to take any other action on behalf of the Partners or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 6.6 shall be fully applicable to the tax matters partner in its capacity as such.

Section 9.4            Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Code section 1441, Code section 1442, Code section 1445 or Code section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 9.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 9.4 when due, the General Partner may elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 9.5            Organizational Expenses. The General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code section 709.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1          Transfer.

(a)        No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)        No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

(c)        No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for the Class A Shares Amount any Partnership Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code section 752.

Section 10.2          Transfer of General Partner’s Partnership Interest.

(a)        Except as provided in Section 10.2(b), and subject to the rights of any Holder set forth in a Partnership Unit Designation, the General Partner may not Transfer all or any portion of its Partnership Interest without the Consent of the Partners.

(b)        Subject to compliance with the other provisions of this Article X, the General Partner may Transfer all of its Partnership Interest at any time to the Special Limited Partner or any Person that is, at the time of such Transfer, a direct or indirect wholly-owned Subsidiary of the Special Limited Partner without the Consent of any Partner, and may designate the transferee to become the new General Partner under Section 11.1.

(c)        The General Partner may not voluntarily withdraw as a general partner of the Partnership without the consent of the Special Limited Partner, except in connection with a Transfer of the General Partner’s entire Partnership Interest permitted in this Article X and the admission of the Transferee as a successor General Partner of the Partnership pursuant to the Act and this Agreement.

(d)        It is a condition to any Transfer of the entire Partnership Interest of a sole General Partner otherwise permitted hereunder that (i) coincident or prior to such Transfer, the transferee is admitted as a General Partner pursuant to the Act and this Agreement; (ii) the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest; and (iii) the transferee has executed such instruments are may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement applicable to the General Partner and the admission of such transferee as a General Partner.

Section 10.3          Limited Partners’ Rights to Transfer.

(a)        General. Except as provided below and in Section 10.1(c), no Limited Partner shall Transfer all or any portion of such Partnership Interest to any transferee without the consent of the General Partner. Notwithstanding the foregoing, any Limited Partner may, at any time, without the consent of the General Partner, Transfer all or any portion of its Partnership Interest pursuant to a Permitted Transfer. Any Transfer by a Limited Partner or an Assignee is subject to Section 10.4 and to satisfaction of the following conditions:

(i)    Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 10.3(a)(iii) may be to a separate Qualified Transferee.

(ii)   Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the General Partner an opinion of legal counsel reasonably satisfactory to the General Partner to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may waive this condition upon the request of the Transferor. If the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 10.3 by a Limited Partner of Partnership Interests.

(iii)  Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) ten thousand (10,000) Partnership Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the General Partner) or (ii) all of the remaining Partnership Units owned by such Transferring Partner; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

(iv)  Exception for Permitted Transfers. The conditions of Section 10.3(a)(ii) through Section 10.3(a)(iii) shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after any applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.

(b)        Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c)        Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership and including any Permitted Transfer) may be made to or by any Person if the Partnership determines, (i) such Transfer would create a material risk of the Partnership being treated as an association taxable as a corporation or would result in a termination of the Partnership under Code section 708, or (ii) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code section 7704.

Section 10.4          Substituted Limited Partners.

(a)        No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner; provided, however, that a Permitted Transferee shall be admitted as a Substituted Limited Partner pursuant to a Permitted Transfer without the consent of the General Partner, subject to compliance with the last sentence of this Section 10.4. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the General Partner may require to effect such Assignee’s admission as a Substituted Limited Partner.

(b)        Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c)        A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5          Assignees. If the General Partner’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 10.6          General Provisions.

(a)        No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to a redemption (or acquisition by the General Partner or the Special Limited Partner) of all of its Partnership Interest pursuant to a Redemption under Section 7.3 or Section 14.1 and/or pursuant to any Partnership Unit Designation; or (iii) as a result of the acquisition by the General Partner or the Special Limited Partner of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Section 14.1(b).

(b)        Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 14.1 and/or pursuant to any Partnership Unit Designation or (iii) to the Special Limited Partner, whether or not pursuant to Section 14.1(b), shall cease to be a Limited Partner.

(c)        If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed by the Partnership, or acquired by the Special Limited Partner pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise determined by the General Partner, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Partner, or the Tendering Party (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d)        In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Special Limited Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if the General Partner determines that such Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code section 4975(c)); (v) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if the General Partner determines that such Transfer creates a material risk that the Partnership would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e)        Transfers pursuant to this Article X may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

Section 10.7          Restrictions on Termination Transactions. Neither the Special Limited Partner nor the General Partner shall engage in, or cause or permit, a Termination Transaction, other than (i) with the Consent of the Limited Partners, or (ii) either:

(a)        in connection with any such Termination Transaction, each holder of Partnership Common Units (other than the Special Limited Partner and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Partnership Common Unit an amount of cash, securities or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one Class A Share in consideration of one Class A Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding Class A Shares, each holder of Partnership Common Units (other than the Special Limited Partner and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Partnership Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Partnership Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Partnership Common Unit is referred to as the “Transaction Consideration”); or

(b)        all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Partnership prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the Surviving Partnership is classified as a partnership for U.S. federal income tax purposes; (iii) the Limited Partners (other than the Special Limited Partner) that held Partnership Common Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (iv) the rights of such Limited Partners with respect to the Surviving Partnership are at least as favorable as those of Limited Partners holding Partnership Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (v) such rights include the right to redeem their interests in the Surviving Partnership at any time for cash in an amount equal to the fair market value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Partnership.

ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1          Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2(b) who the General Partner has designated to become a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate Consent of the Partners or the consent or approval of any Partner. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership

Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners may elect to continue the Partnership by selecting a successor General Partner in accordance with Section 12.2(c).

Section 11.2          Partners; Admission of Additional Limited Partners.

(a)        After the admission to the Partnership of an Original Limited Partner, a Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) Consent by Spouse and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b)        Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c)        If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 11.3          Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

Section 11.4          Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1          No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2          Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a)        the sale of all or substantially all of the Partnership’s assets;

(b)        at any time there are no limited partners of the Partnership;

(c)        the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner (each, an “Event of Withdrawal”); provided, that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 12.2(c) if, within 90 days after the Event of Withdrawal, the Consent of the Special Limited Partner is delivered with respect to the appointment, effective as of the Event of Withdrawal, of another General Partner.

(d)        an election to dissolve the Partnership made by the General Partner, with the Consent of the Special Limited Partner; or

(e)        the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3          Distribution upon Dissolution.

(a)        Upon the dissolution of the Partnership pursuant to Section 12.2, unless the Partnership is continued pursuant to Section 12.2, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Special Limited Partner) shall be applied and distributed in the following order:

(i)    First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)   Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)  Subject to the terms of any Partnership Unit Designation, the balance, if any, to the Holders in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b)        Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)        In the event that the Partnership is “liquidated,” within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XII to the Holders that have positive Capital Accounts in compliance with Regulations section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i)    distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii)   withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4          Deemed Contribution and Distribution. Notwithstanding any other provision of this Article XII, in the event that the Partnership is liquidated within the meaning of Regulations section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Assets shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Partnership Units to the Partners in the new partnership in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 12.4 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 10.4.

Section 12.5          Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder set forth in a Partnership Unit Designation, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.6          Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.7          Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 13.1          Actions and Consents of Partners. The actions requiring Consent of any Partner pursuant to this Agreement, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article XIII.

Section 13.2          Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments to this Agreement must be approved by the Consent of the General Partner and the Consent of the Partners, and may be proposed only by (a) the General Partner, or (b) Limited Partners holding a majority of the Partnership Common Units then held by Limited Partners (excluding the Special Limited Partner and any Controlled Entity of the Special Limited Partner). Following such proposal, the General Partner shall submit to the Partners any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent of the Partners. The General Partner shall seek the Consent of the Partners entitled to vote thereon on any such proposed amendment in accordance with Section 13.3. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited Partners shall be deemed a party to and bound by such amendment of this Agreement. Within thirty days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of the General Partner.

Section 13.3          Procedures for Meetings and Actions of the Partners.

(a)        Meetings of the Partners may be called only by the General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Partners is required by this Agreement, or any Partnership Unit Designation, the affirmative vote of a Majority in Interest of the Partners shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the Consent of any Partners is permitted or required under this Agreement, such Consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.3(b).

(b)        Any action requiring the Consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a Consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Partners. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such Consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

(c)        Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)        The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e)        Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the Special Limited Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the Special Limited Partner’s stockholders.

ARTICLE XIV

REDEMPTION RIGHTS AND REGISTRATION RIGHTS

Section 14.1          Redemption Rights of Qualifying Parties.

(a)        After the expiration or earlier termination of any applicable Lock-Up Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein) to exchange all or a portion of the Partnership Class A Common Units held by such Qualifying Party (Partnership Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) for the Class A Shares Amount or, at the sole and absolute election of the General Partner, for the Cash Amount payable on the Specified Redemption Date (in each case, a “Redemption”), in each case pursuant to, and in accordance with, the Charter and the provisions of this Article XIV. Notwithstanding the foregoing, the Partnership may, in the General Partner’s sole and absolute discretion, redeem Tendered Units at the request of the Holder thereof prior to the end of any applicable Lock-Up Period (subject to the terms and conditions set forth herein) (a “Special Redemption”); provided that the General Partner first receives a legal opinion to the same effect as the legal opinion described in Section 14.1(e). Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). In the event that the General Partner elects to redeem all or a portion of the Tendered Units in exchange for the applicable Cash Amount, such applicable Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in the General Partner’s sole and absolute discretion, by wire transfer of funds on or before the Specified Redemption Date.

(b)        If the General Partner does not elect on or before the close of business on the Cut-Off Date to redeem all of the Tendered Units from the Tendering Party in exchange for the Cash Amount, then the portion of the Tendered Units not being redeemed for the Cash Amount shall be redeemed for the Class A Shares Amount calculated based on the portion of Tendered Units to be acquired in exchange for Class A Shares (such percentage being referred to as the “Applicable Percentage”). The Tendering Party shall submit such written representations, investment letters, legal opinions or other instruments necessary, in the Special Limited Partner’s view, to effect compliance with the Securities Act. A number of Class A Shares equal to the product of the Applicable Percentage and the Class A Shares Amount, if applicable, shall be delivered by the Special Limited Partner as duly authorized, validly issued, fully paid and non-assessable Class A Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” laws. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Class A Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Class A Shares issued in connection with a Redemption pursuant to this Section 14.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Special Limited Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

(c)        The Partnership may elect to raise funds for the payment of any applicable Cash Amount (a) solely by requiring that the Special Limited Partner or its Subsidiaries contribute to the Partnership funds from (i) the proceeds of a registered public offering by the Special Limited Partner of Class A Shares sufficient to purchase the Tendered Units or (ii) any other sources available to the Special Limited Partner or its Subsidiaries or (b) with the consent of the Tendering Party, from any other sources available to the Partnership. To the extent determined by the General Partner, the Partnership will treat such a transaction as a disguised sale under Code section 707(a)(2)(B). If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the IRS.

(d)        Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 14.1:

(i)    Without the consent of the General Partner, no Tendering Party may effect a Redemption for less than ten thousand (10,000) Partnership Class A Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the General Partner) or, if such Tendering Party holds less than ten thousand (10,000) Partnership Class A Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the General Partner), all of the Partnership Class A Common Units held by such Tendering Party.

(ii)   If (i) a Tendering Party surrenders Tendered Units during the period after the Partnership Record Date with respect to a distribution payable to Holders of Partnership Common Units, and before the record date established by the Special Limited Partner for a dividend to its stockholders of some or all of its portion of such Partnership distribution, and (ii) the Special Limited Partner elects to redeem any of such Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then such Tendering Party shall pay to the Special Limited Partner on the Specified Redemption Date an amount in cash equal to the Partnership distribution paid or payable in respect of such Tendered Units.

(iii)  The consummation of such Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(iv)  The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 10.5) all Partnership Common Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Partnership Common Units for all purposes of this Agreement, until the Specified Redemption Date and until such Tendered Units are redeemed. Until a Specified Redemption Date and a redemption of the Tendered Units by the Special Limited Partner for the Class A Share Amount, the Tendering Party shall have no rights as a stockholder of the Special Limited Partner with respect to the Class A Shares issuable in connection with such acquisition.

(v)   The General Partner shall establish one or more dates in each fiscal year as a date on which the Qualifying Party shall be permitted, subject to the expiration or earlier termination of any applicable Lock-Up Period, to deliver a Notice of Redemption, provided that the General Partner may postpone any such date one or more times. The General Partner may permit, in writing or orally, one or more Qualifying Parties to submit a Notice of Redemption on such other dates, such permission to be granted, withheld or granted on such terms and conditions as determined by the General Partner in its sole discretion.

(e)        In connection with any Special Redemption, the Special Limited Partner shall have the right to receive an opinion of counsel for the Tendering Party reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Partnership, the General Partner or the Special Limited Partner to violate any federal or state securities laws or regulations applicable to the Special Redemption or the issuance and sale of Class A Shares to the Tendering Party pursuant to Section 14.1(b) of this Agreement.

(f)        If the General Partner permits a Special Redemption with respect to Partnership Class A Common Units held by Kenneth Moelis or any of his Family Members to be effected prior to the end of the applicable Lock-Up Period, each other Qualifying Party shall have the right to have the same ratable share of its Partnership Class A Common Units redeemed in a Special Redemption on the same date and on substantially the same terms as the Special Redemption of the Partnership Class A Common Units held by Kenneth Moelis or his applicable Family Member.

(g)        Notwithstanding anything herein to the contrary, any Partner may exchange Partnership Common Units only to the extent such Partner’s Adjusted Capital Account at the time of the exchange represents at least the same percentage of the aggregate Adjusted Capital Account balances of all partners of the Partnership as the percentage interest represented by such Partnership Common Units to be exchanged. For the avoidance of doubt, the exchanging Partner may designate the portion of his or her Capital Account attributable to one or more Partnership Common Units being exchanged.

Section 14.2          Shelf Registration.

(a)        The Special Limited Partner shall use its reasonable best efforts, at its sole expense, to file with the Commission:

(i)    within six (6) months of the IPO Closing Date, a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Special Limited Partner providing for (a) the exchange, from time to time, of all Partnership Class A Common Interests held by any Former Common Holder (or its Substituted Limited Partner) and all Partnership Class A Common Interests not the subject of clause (a) of the definition of Lock-Up Partnership Interests for Class A Shares

and (b) the resale, pursuant to Rule 415 under the Securities Act from time to time, of such Class A Shares received upon such exchange by such Holders; and

(ii)   within three (3) months following the fourth (4th) anniversary of the IPO Closing Date, a shelf registration statement on Form S-1 or such other form under the Securities Act then available to the Special Limited Partner providing for (a) the exchange, from time to time, of all Partnership Class A Common Interests held by any Holder of Lock-Up Partnership Interests for Class A Shares and (b) the resale, pursuant to Rule 415 under the Securities Act from time to time, of such Class A Shares received upon such exchange by such Holders.

The Special Limited Partner will notify the General Partner, within five (5) business days after the date on which a shelf registration statement is first filed with the Commission pursuant to this Section 14.2, of the filing. The Special Limited Partner will use its commercially reasonable efforts to cause each such shelf registration statement to be declared effective by the Commission as soon as reasonably practicable after such filing, subject to Section 14.2(c). The Special Limited Partner further agrees to prepare and file with the Commission such amendments and supplements to each such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective, subject to Section 14.2(c), until all Registrable Securities included in such registration statement have been sold thereunder in accordance with the method of distribution set forth therein and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition or Rule 144 under the Securities Act (or any successor rule).

(b)        The Special Limited Partner shall as promptly as practicable notify the General Partner upon the discovery that, or of the happening of any event as a result of which, a registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to the General Partner a supplement or amendment to the prospectus contained in such registration statement (and prepare and file and cause to become effective a post-effective amendment to such registration statement) so that such registration statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading.

(c)        Notwithstanding anything to the contrary contained in this Agreement, the Special Limited Partner shall be entitled, from time to time, by providing written notice to the General Partner, to require such Holders to suspend the use of the prospectus for sales of Registrable Securities under any registration statement filed pursuant to this Section 14.2 for a reasonable period of time not to exceed, with respect to such registration statement, 90 days in succession or 180 days in the aggregate in any 12-month period (a “Suspension Period”) if the Special Limited Partner shall determine that it is required to disclose in any such registration statement a financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting the Special Limited Partner or its securities, and that the disclosure of such information at such time would be detrimental to the Special Limited Partner or the holders of its equity securities. Immediately upon receipt of such notice, the applicable Holders shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information is made. After the expiration of any Suspension Period and without any further request from a Holder, the Special Limited Partner shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the applicable registration statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)        The Special Limited Partner agrees to indemnify, to the fullest extent permitted by law, each Holder holding Registrable Securities being sold under a registration statement filed pursuant to this Section 14.2, its officers, directors, managers, partners, stockholders, members, employees and agents and each Person who controls (within the meaning of the Securities Act) such Holder or such other indemnified Person against all losses, claims, damages, liabilities and expenses (collectively, the “Losses”) caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Special Limited Partner in writing by or on behalf of such Holder expressly for use therein or by such Holder’s failure to deliver a copy of such registration statement or prospectus or any amendments or supplements thereto after the Special Limited Partner has furnished such Holder with a sufficient number of copies of the same.

(e)        Each such Holder will furnish, or cause to be furnished, to the Special Limited Partner in writing information regarding such Holder’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall indemnify the Special Limited Partner, its directors, officers, employees and agents and each Person who controls (within the meaning of the Securities Act) the Special Limited Partner or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in any applicable registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished in writing by or on behalf of such Holder and such information was actually used by the Special Limited Partner in a final prospectus or a post-effective amendment; provided, however, that each Holder’s obligation to indemnify the Special Limited Partner hereunder shall be limited to an amount equal to the net amount received by such Holder from the sale of Registrable Securities.

(f)        Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.

(g)        In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld), unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(h)        The indemnification obligations of the Special Limited Partner and the Holders selling Registrable Securities under this Section 14.2 shall survive until the first anniversary of the expiration of all applicable statutes of limitation or extensions of such statutes. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(i)         If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Holder shall be required to make a contribution in excess of the net amount received by such Holder from the sale of Registrable Securities.

ARTICLE XV

MISCELLANEOUS

Section 15.1          Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER AND EACH OF THE OTHER MOELIS ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE SPECIAL LIMITED PARTNER AND EACH OF THE OTHER MOELIS ENTITIES AND AFFILIATES THEREOF. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE PARTNERSHIP HAS INITIALLY SELECTED SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP (“PARTNERSHIP COUNSEL”) AS LEGAL COUNSEL TO THE PARTNERSHIP. EACH PARTNER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY LIMITED PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH LIMITED PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO EACH LIMITED PARTNER. EACH LIMITED PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH LIMITED PARTNER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY LIMITED PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2          Appointment of General Partner as Attorney-in-Fact.

(a)        Each Limited Partner, including each Additional Partner and Substitute Partner that are Limited Partners, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i)    All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners.

(ii)   All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii)  All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b)        The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3          Arbitration.

(a)        Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be New York, New York.

(b)        There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c)        The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d)        All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e)        Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f)        Any claim brought by a Partner must be brought in such Partner’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4          Partnership Name; Goodwill. The parties acknowledge and agree that the Partnership shall own exclusively all right, title and interest in and to the names “MOELIS & COMPANY,” “MOELIS AND COMPANY,” “MOELIS & CO.,” “MOELIS AND CO.,” “MOELIS” or “MC” (the “Venture Marks”). The Partnership hereby grants to the General Partner and its Affiliates a royalty-free, non-exclusive license to use the Venture Marks as part of their names (as applicable) and in connection with their business activities. This right may not be sub-licensed, assigned or mortgaged without the Partnership’s prior written consent. This license shall endure for so long as Moelis & Company Group GP LLC is the General Partner.

Section 15.5          Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last

Fiscal Years of the Partnership, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.6          Entire Agreement. This Agreement, together with any side letter or similar agreements entered into and incorporated herein pursuant to Section 15.17, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.7          Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.8          Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Partnership or the General Partner) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows: if to the Partnership or the General Partner, to it c/o Moelis & Company Group LP, 399 Park Avenue, 5th Floor, New York, NY 10022, Attention: General Counsel, phone: (212) 883-8300, fax: (212) 880-4260, or to such other address as the Partnership may from time to time specify by notice to the Partners; and if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or e-mail, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 15.9          Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Section 15.10       Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.11       Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.12       Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void,

unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.13       Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner hereby acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Moelis Entities and their respective Affiliates. Each Limited Partner further acknowledges and agrees that the Partnership information constitutes a valuable trade secret of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a)        Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets; (ii) other information, the disclosure of which the General Partner believes is not in the best interest of the Moelis Entities or could damage any of the Moelis Entities or their respective businesses; or (iii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) or any Moelis Entity is required by law or by agreement with a third party to keep confidential; provided, that the General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner. Notwithstanding the immediately preceding proviso, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner (or any other investor in any other Moelis Entity) unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b)        Except as permitted by this Section 15.13 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, any Moelis Entity, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the General Partner.

(c)        The confidentiality obligations of the parties under this Section 15.13 shall not apply: (i) to the disclosure by a Limited Partner of information to the other Limited Partners or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other

Persons agree to hold confidential such information substantially in accordance with this Section 15.13 or are otherwise bound by a duty of confidentiality to such Limited Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.13 as if they were Limited Partners, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner (or any investor in any other Moelis Entity) or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to any Moelis Entity, any Partner or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement or any side letter entered into pursuant to Section 15.17, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.13(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any other Moelis Entity), without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(d)        To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Sections 15.13(a) and 15.13(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Sections 15.13(a) and 15.13(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless legally prohibited, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.13(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner (or any other investor in any other Moelis Entity), without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(e)        The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.13 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.13 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.13 may be inadequate and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations hereunder. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners hereunder to the full extent permitted by law, and, to the full extent permitted by law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f)        In addition, to the full extent permitted by law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.13.

(g)        Notwithstanding any other provision of this Agreement (including this Section 15.13), the Special Limited Partner may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.13 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.14       Consent to Use of Name. Each Partner hereby consents to the use and inclusion of its name in the Partnership’s books and records hereto and any and all other notices or communications required or permitted to be given by the General Partner to any other Moelis Entity or any member(s) thereof.

Section 15.15       Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement.

Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.15 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.16       Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.17       Other Agreements. Notwithstanding any other provision of this Agreement (including Section 13.2), it is hereby acknowledged and agreed that the General Partner on its own behalf and on behalf of the Partnership shall have the power and authority, without any further act, approval or vote of any Limited Partner or other Person, to enter into any side letter or similar agreement to or with a Limited Partner, that has the effect of establishing rights or otherwise benefiting such Limited Partner (in its capacity as a Limited Partner) in a manner more favorable in a material respect to such Limited Partner than the rights and benefits established under, or otherwise altering or supplementing the terms of, this Agreement.

Section 15.18       Survival. The provision of Sections 6.6, 15.1, 15.2, 15.3, 15.6 15.7, 15.8, 15.9, 15.13, 15.14 and 15.15 (and this Section 15.18) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Section 15.19       Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MOELIS & COMPANY

		By:	/s/ Osamu Watanabe
			Name:	Osamu Watanabe
			Title:	General Counsel

Acknowledged:

MOELIS & COMPANY GROUP GP LLC

By:	Moelis & Company, its sole member

By:	/s/ Osamu Watanabe
Name:	Osamu Watanabe
Title:	General Counsel

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2013 is 1.0 and (b) on January 1, 2014 (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.

Example 1

On the Partnership Record Date, the Special Limited Partner declares a dividend on its outstanding Class A Shares in Class A Shares. The amount of the dividend is one Class A Share paid in respect of each Class A Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Partnership Record Date, the Special Limited Partner distributes options to purchase Class A Shares to all holders of its Class A Shares. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share. The Value of a Class A Share on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Partnership Record Date, the Special Limited Partner distributes assets to all holders of its Class A Shares. The amount of the distribution is one asset with a fair market value (as determined by the General Partner) of $1.00 in respect of each Class A Share owned. It is also assumed that the assets do not relate to assets received by the Special Limited Partner or its Subsidiaries pursuant to a pro rata distribution by the Partnership. The Value of a Class A Share on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 — $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

A-1

EXHIBIT B: NOTICE OF REDEMPTION

Moelis & Company Group GP LLC
399 Park Avenue, 5th Floor
New York, New York 10022

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption Partnership Class A Common Units in Moelis & Company Group LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Moelis & Company Group LP, dated as of April 15, 2014 (the “Agreement”), and the Redemption rights referred to therein in Section 14.1(a). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Limited Partner or Assignee:

(a)           undertakes to surrender such Partnership Common Units at the closing of the Redemption;

(b)           directs that the certified check representing or, at the General Partner’s discretion, a wire transfer of the Cash Amount, and/or the Class A Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;

(c)           represents, warrants, certifies and agrees that: (i) the undersigned Limited Partner or Assignee is a Qualifying Party; (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Partnership Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein; (iv) the undersigned Limited Partner or Assignee, and the tender and surrender of such Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Partnership Common Units set forth in the Agreement; and (v) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)           acknowledges that the undersigned will continue to own such Partnership Common Units unless and until either (1) such Partnership Common Units are acquired by the Special Limited Partner pursuant to Section 14.1(b) of the Agreement or (2) such redemption transaction closes.

Dated:

B-1

Name of Limited Partner or Assignee:

Signature of Limited Partner or Assignee

Street Address

City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by:*

Issue Check Payable to (or shares in the name of):

Bank Account Details:

* Required unless waived by the General Partner or Transfer Agent.

B-2

EXHIBIT C: CONSENT BY SPOUSE

I acknowledge that I have read the Agreement of Limited Partnership (the “Partnership Agreement”) of Moelis & Company Group LP (the “Partnership”), effective as of                   , 2014, and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [            ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

* Insert jurisdiction of residence of Partner and Spouse.

C-1

EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Partner holds any Partnership Interest thereafter:

(a)           The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will directly cause the Partnership or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b)           Neither a Partner nor any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i)            Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii)           Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii)          Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv)          Unless disclosed to the Partnership, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative,

administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v)           Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c)           The Partners understand that the Partnership (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d)           All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e)           The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or capital contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.